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FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-113497

4% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2024

GENCORP INC.

PROSPECTUS SUPPLEMENT DATED JUNE 24, 2005
TO PROSPECTUS DATED MAY 17, 2005

        The selling securityholders table on pages 39-43 of the prospectus is hereby amended to update the information relating to the following selling securityholder in the prospectus and to list its total amount of 4% Contingent Convertible Subordinated Notes due 2024:

NAME	AGGREGATE PRINCIPAL AMOUNT OF NOTES AT MATURITY THAT BE SOLD	PERCENTAGE OF NOTES OUTSTANDING	COMMON STOCK OWNED PRIOR TO CONVERSION	COMMON STOCK REGISTERED HEREBY(1)
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio (2)	$694,000	*	—	44,977

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 64.8088 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate will be subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Michael Vacca has voting and investment control over the registrable securities held by Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio. This information supersedes the corresponding information regarding this selling securityholder in the table appearing in the prospectus.

        The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

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4% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2024 GENCORP INC. PROSPECTUS SUPPLEMENT DATED JUNE 24, 2005 TO PROSPECTUS DATED MAY 17, 2005